Exhibit 77D

                               MFS Series Trust V

The MFS International New Discovery Fund, a series of the MFS Series Trust V, added disclosure regarding short sales as described in the prospectus and statement of additional information contained in Post-Effective Amendment No.51 to the Registration Statement (File Nos. 2-38613 and 811-2031), as filed with the Securities and Exchange Commission via EDGAR on January 28, 2002. Such description is incorporated herein by reference.

The MFS International Strategic Growth Fund, a series of the MFS Series Trust V, added disclosure regarding investing a relatively large percentage of its assets in a single issuer as compared to other funds managed by the investment adviser as described in the prospectus contained in Post-Effective Amendment No.51 to the Registration Statement (File Nos. 2-38613 and 811-2031), as filed with the Securities and Exchange Commission via EDGAR on January 28, 2002. Such description is incorporated herein by reference.